EXHIBIT 11.2

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                (UNAUDITED)
                      (Millions, except share data)

                                                  1997             1996
                                               -----------     -----------

Primary Earnings Per Common Share

Average Number of Outstanding Common Shares    175,342,299     172,970,411
Additional Shares Assuming Exercise of
    Stock Options                                3,657,454         366,692
                                               -----------     -----------
Average Number of Outstanding Common Shares
    and Common Share Equivalents               178,999,753     173,337,103
                                               ===========     ===========
Net Income                                     $      50.9     $      14.2
Dividends on Series A, B and C Preferred Stock  (     26.6)     (     30.2)
                                               -----------     -----------
Primary Earnings (Loss) on Common Shares       $      24.3     $(     16.0)
                                               ===========     ===========
Primary Earnings (Loss) Per Common Share       $       .14     $(      .09)
                                               ===========     ===========
Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
    Shares and Common Share Equivalents        178,999,753     173,337,103
Additional Shares:
    Assuming Conversion of Series A
         Preferred Stock                        47,453,877      47,454,135
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2000             33,694,440      33,697,387
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2006             43,490,909      43,490,909
    Attributable to Stock Plans                  2,798,606         334,225
                                               -----------     -----------
Common Shares Outstanding Assuming
    Full Dilution                              306,437,585     298,313,759
                                               ===========     ===========

Primary Earnings (Loss) on Common Shares       $      24.3     $(     16.0)
Exclude Dividends on Series A Preferred Stock         26.6            26.6
Interest Expense on 8 1/4% Convertible Notes,
    due 2000, Net of Applicable Tax                    4.8             4.8
Interest Expense on 8 1/4% Convertible Notes,
    due 2006, Net of Applicable Tax                    4.1             4.2
                                               -----------     -----------
Fully Diluted Earnings on Common Shares        $      59.8     $      19.6
                                               ===========     ===========
Fully Diluted Earnings per Common Share        $       .20     $       .07
                                               ===========     ===========
Earnings (Loss) Per Common Share As Reported
    Primary                                    $       .14     $(      .09)
                                               ===========     ===========
    Fully Diluted                              $       .13     $(      .09)
                                               ===========     ===========


The computation for 1997 is based on the weighted average number of outstanding common shares and additional shares assuming the exercise of stock options and conversion of 8 1/4% convertible notes due 2006. The computation for 1996 is based solely on the weighted average number of outstanding common shares. Conversion is not assumed for the 8 1/4% convertible notes due 2000 in 1997, both convertible notes in 1996 and Series A preferred stock in both periods since such conversions would have been antidilutive.
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